As filed with the Securities and Exchange Commission on November 9, 2017.

Registration No. 333-221003

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SendGrid, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	27-0554600 (I.R.S. Employer Identification Number)

1801 California Street, Suite 500
Denver, CO 80202
(888) 985-7363
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Sameer Dholakia
Chief Executive Officer
1801 California Street, Suite 500
Denver, CO 80202
(888) 985-7363
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
Michael L. Platt Eric C. Jensen Matthew P. Dubofsky Cooley LLP 380 Interlocken Crescent, Suite 900 Broomfield, CO 80021 (720) 566-4000	Michael Tognetti General Counsel SendGrid, Inc. 1801 California Street, Suite 500 Denver, CO 80202 (888) 985-7363	Sarah K. Solum Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to Registration Statement on Form S-1 (Commission File No. 333-221003) is being filed solely to file Exhibits 10.10.7 and 10.10.8. This Amendment No. 3 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the New York Stock Exchange initial listing fee.

Amount to be Paid
SEC registration fee	$17,088
FINRA filing fee	20,588
Exchange listing fee	224,053
Printing and engraving expenses	350,000
Legal fees and expenses	1,600,000
Accounting fees and expenses	1,300,000
Transfer agent and registrar fees and expenses	5,000
Miscellaneous fees and expenses	33,271

Total	$3,550,000

Item 14.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. Our amended and restated certificate of incorporation to be in effect immediately after the closing of this offering allows for our indemnification of our directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and our amended and restated bylaws to be in effect immediately after the closing of this offering provide for indemnification of our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law.

        We have entered into indemnification agreements with our directors and executive officers, whereby we have agreed to indemnify our directors and executive officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or executive officer was, or is threatened to be made, a party by reason of the fact that such director or executive officer is or was a director, officer, employee or agent of SendGrid, provided that such director or executive officer acted in good faith and in a manner that the director or executive officer reasonably believed to be in, or not opposed to, the best interest of SendGrid. At present, there is no pending litigation or proceeding involving a director or executive officer of SendGrid regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

        We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such. The underwriters are obligated, under certain circumstances, pursuant to the underwriting agreement to be filed as Exhibit 1.1 hereto, to indemnify us, our officers and our directors against liabilities under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        Since January 1, 2014, we have made sales of the following unregistered securities:

  (1)
  Between January 1, 2014, and November 8, 2017, we granted stock options under our 2012 Equity Incentive Plan to purchase an aggregate of 12,226,976 shares of our common stock at exercise prices ranging between $1.40 and $12.72 per share to a total of 590 employees, directors and consultants.

  (2)
  Between January 1, 2014, and November 8, 2017, we issued and sold to our employees, directors and consultants an aggregate of 2,954,848 shares of our common stock upon the exercise of options for aggregate proceeds of approximately $1,536,125.92.

  (3)
  Between October 20, 2014 and November 8, 2017, we issued RSUs for an aggregate of 652,172 shares of our common stock to a total of two employees.

  (4)
  On November 21, 2014, we issued an aggregate of 3,610,273 shares of our Series C convertible preferred stock to 11 accredited investors at a per share price of $5.74, for aggregate consideration of approximately $20,722,967.

  (5)
  On April 28, 2015, we issued a warrant exercisable for up to an aggregate of 26,132 shares of our Series C convertible preferred stock at an exercise price of $5.74 per share as partial consideration for lender services under a loan and security agreement, as amended. This warrant was cancelled in May 2017 and at no time was exercisable.

  (6)
  On November 17, 2016, we issued an aggregate of 2,329,072 shares of our Series D convertible preferred stock to seven accredited investors at a per share price of $14.14029, for aggregate consideration of approximately $32,933,754.

        Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of the transactions described in paragraphs (2), (4), (5), and (6) above represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were placed upon the stock certificates issued in these transactions.

Item 16.    Exhibits and Financial Statement Schedules.

        The exhibits to the registration statement are listed in the Exhibit Index attached hereto and are incorporated by reference herein.

Item 17.    Undertakings.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

        For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 EXHIBIT

Number		Description of Document
1.1	#	Form of Underwriting Agreement.

3.1	#	Seventh Amended and Restated Certificate of Incorporation, as currently in effect.

3.2	#	Amendment to Seventh Amended and Restated Certificate of Incorporation, as currently in effect.

3.3	#	Second Amendment to Seventh Amended and Restated Certificate of Incorporation, as currently in effect.

3.4	#	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.

3.5	#	Amended and Restated Bylaws, as currently in effect.

3.6	#	Form of Amended and Restated Bylaws to be effective upon completion of this offering.

4.1		Reference is made to exhibits 3.1 through 3.6.

4.2	#	Specimen stock certificate evidencing shares of Common Stock.

4.3	#	Amended and Restated Registration Rights Agreement, dated as of November 17, 2016, by and among the Registrant and certain of its stockholders.

4.4	#	Second Amended and Restated Warrant to Purchase Stock to purchase shares of Series B convertible preferred stock issued to PacWest Bancorp, dated as of May 8, 2017.

5.1	#	Opinion of Cooley LLP as to legality.

10.1	+#	2009 Equity Incentive Plan, as amended to date.

10.1.1	+#	Form of Stock Option Agreement under 2009 Equity Incentive Plan.

10.2	+#	2012 Equity Incentive Plan, as amended to date.

10.2.1	+#	Form of Incentive Stock Option or Nonstatutory Stock Option Agreement under 2012 Equity Incentive Plan.

10.2.2	+#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2012 Equity Incentive Plan.

10.3	+#	Form of 2017 Equity Incentive Plan.

10.3.1	+#	Form of Stock Option Grant Notice and Stock Option Agreement under 2017 Equity Incentive Plan.

10.3.2	+#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement under 2017 Equity Incentive Plan.

10.4	+#	Form of 2017 Employee Stock Purchase Plan.

10.5	+#	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.

10.6	+#	Executive Severance Benefit Plan.

10.7	+#	2016 VP Bonus Plan.

10.8	+#	2017 Senior Executive Cash Incentive Bonus Plan.

10.9	#	Lease Agreement by and among the Registrant, BOP 1801 California Street LLC, and BOP 1801 California Street II, LLC, dated as of March 25, 2016.

Number		Description of Document
10.9.1	#	First Amendment of Lease by and among the Registrant, BOP 1801 California Street LLC, and BOP 1801 California Street II LLC dated July 25, 2016.

10.9.2	#	Letter Agreement between BOP 1801 California Street LLC and Registrant dated April 4, 2017.

10.10	#	Loan and Security Agreement by and between the Registrant and Square 1 Bank, dated as of June 27, 2013.

10.10.1	#	First Amendment to Loan and Security Agreement by and between the Registrant and Square 1 Bank, dated as of May 16, 2014.

10.10.2	#	Second Amendment to Loan and Security Agreement by and between the Registrant and Square 1 Bank, dated as of December 1, 2014.

10.10.3	#	Third Amendment to Loan and Security Agreement by and between the Registrant and Square 1 Bank, dated as of April 28, 2015.

10.10.4	#	Fourth Amendment to Loan and Security Agreement by and between the Registrant and Square 1 Bank, dated as of May 27, 2015.

10.10.5	#	Fifth Amendment to Loan and Security Agreement by and between the Registrant and Pacific Western Bank (as successor in interest by merger to Square 1 Bank), dated as of May 4, 2016.

10.10.6	#	Sixth Amendment to Loan and Security Agreement by and between the Registrant and Pacific Western Bank, dated May 8, 2017.

10.10.7		Seventh Amendment to Loan and Security Agreement by and between the Registrant and Pacific Western Bank, dated September 26, 2017.

10.10.8		Eighth Amendment to Loan and Security Agreement by and between the Registrant and Pacific Western Bank, dated November 9, 2017.

10.11.1	+#	Offer Letter by and between the Registrant and Sameer Dholakia, dated August 28, 2014.

10.11.2	+#	Offer Letter by and between the Registrant and Yancey Spruill, dated April 17, 2015.

10.11.3	+#	Offer Letter by and between the Registrant and Scott Heimes, dated October 2, 2015.

10.11.4	+#	Offer Letter by and between the Registrant and Leandra Fishman, dated July 18, 2016.

10.11.5	+#	Offer Letter by and between the Registrant and Pattie Money, dated August 28, 2016.

10.11.6	+#	Offer Letter by and between the Registrant and Stephen Sloan, dated September 23, 2015.

10.11.7	+#	Offer Letter by and between the Registrant and Michael Tognetti, dated August 8, 2011.

10.11.8	+#	Offer Letter by and between the Registrant and Craig Kaes, dated February 18, 2015.

10.12	+#	Leandra Fishman 2017 Sales Commission Plan.

21.1	#	Subsidiaries of the Registrant.

23.1	#	Consent of KPMG US LLP, independent registered public accounting firm.

23.2	#	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	#	Power of Attorney (included in signature pages).

99.1	#	Consent of Egg Strategy.

+
Indicates management contract or compensatory plan.

#
Previously filed

SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 3 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 9th day of November, 2017.

SENDGRID, INC.
By:	/s/ SAMEER DHOLAKIA
Sameer Dholakia President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 3 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ SAMEER DHOLAKIA Sameer Dholakia		President, Chief Executive Officer and Director (Principal Executive Officer)	November 9, 2017
/s/ YANCEY SPRUILL Yancey Spruill		Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 9, 2017
* Byron B. Deeter		Director	November 9, 2017
* Warren Adelman		Director	November 9, 2017
* Ajay Agarwal		Director	November 9, 2017
* Fred Ball		Director	November 9, 2017
* Hilary Schneider		Director	November 9, 2017
* Sri Viswanath		Director	November 9, 2017
*By:	/s/ SAMEER DHOLAKIA Sameer Dholakia Attorney-in-Fact